EXHIBIT 99.3
NeoStem’s CEO Letter to Shareholders

NEW YORK , Jan. 3, 2012 /PRNewswire/ --

Dear NeoStem Shareholders,

We would like to take a moment to both look back at 2011 - a transformative year for NeoStem (NYSE Amex: NBS) – and to look ahead to near term catalysts that we expect to move the company forward in 2012 and beyond.

•  We have closed two acquisitions - Progenitor Cell Therapy, LLC ("PCT") and Amorcyte, LLC ("Amorcyte").

•  We believe our therapeutic product development team is very close to accomplishing its aggressive goal of getting a first patient enrolled in our AMR-001 Phase 2 clinical trial for the treatment of AMI with the clinical sites beginning to open.  This brings us closer to achieving our goal of enrollment of the targeted 160 patients in the study over the next year or so with first data follow-up six months after the last patient is enrolled (roughly mid-2013).

•  Our cell therapy manufacturing business is growing and client satisfaction confirms our belief and excitement that we have unique skills and people (expertise, quality and work ethic) to serve as a platform to be a global leader in the cell therapy space.

•  We raised $16.5 million in gross proceeds in 2011 for working capital, including research and development of our cell therapeutic candidates.

•  We received awards of over $1.7 million in Department of Defense funding for development of our VSELTM Technology to treat osteoporosis and $245,176 from the National Institutes of Health (NIH) with Excell Therapeutics to progress our T regulatory program in Lupus.

•  We co-hosted a spectacular international conference in partnership with the Vatican's Pontifical Council for Culture on Adult Stem Cells: Science and the Future of Man and Culture, moving forward the public discussion of adult stem cells and adult stem cell research.

•  Our cord blood banking enrollment more than doubled over the previous year.

•  We have been marketing our ownership in Suzhou Erye Pharmaceutical Co. Ltd. subsidiary for possible sale.

•  We have positioned our intellectual property portfolio to expand beyond the current indications and give us a strong position in the cell therapy arena.

•  We continue to make great headway in integrating IT systems, legal, finance, and marketing for our multiple entities to achieve cost savings and maximize efficiencies.

•  NeoStem gained a significant pharmaceutical partnership with Becton Dickinson through our co-ownership of Athelos, Inc. (80% NeoStem, 20% BD). We are actively pursuing additional strategic relationships with major pharmaceutical and biotechnology companies in 2012.

We look forward to keeping you updated and encourage your questions via the contact information below. I also encourage you to learn more by visiting our company websites, www.neostem.com, www.amorcyte.com, and www.progenitorcelltherapy.com, our social media outlets, and our company blog at thechairmansblog.com/robin-l-smith. Thank you for your continued support of NeoStem and our ongoing transformation.

Sincerely,

Dr. Robin L. Smith
Chairman and CEO

For more information, please contact:

Trout Group	NeoStem, Inc.
Gitanjali Jain Ogawa, Vice President	Robin Smith, CEO
Phone: +1-646-378-2949	Phone: +1-212-584-4174
Email: gogawa@troutgroup.com	Email: rsmith@neostem.com

About NeoStem, Inc.

NeoStem, Inc. ("NeoStem") is a leader in the development and manufacture of cell therapies. NeoStem has a strategic combination of revenues, including that which is derived from the contract manufacturing services performed by Progenitor Cell Therapy, LLC, a NeoStem company. That manufacturing base is one of the few cGMP facilities available for contracting in the burgeoning cell therapy industry, and it is the combination of PCT's core expertise in manufacturing and NeoStem's extensive research capabilities that positions the company as a leader in cell therapy development. Amorcyte, Inc., also a NeoStem company, is developing a cell therapy for the treatment of cardiovascular disease. Amorcyte's lead compound, AMR-001, represents NeoStem's most clinically advanced therapeutic, poised to commence enrollment of patients in a Phase 2 trial for the preservation of heart function after a heart attack.  Athelos Corporation, also a NeoStem company, is developing a T-cell therapy for a range of autoimmune conditions with our partner Becton-Dickinson.  NeoStem's pre-clinical assets include its VSEL™ Technology platform for regenerative medicine, which NeoStem believes is an endogenous pluripotent non-embryonic cell that has the potential to change the paradigm of cell therapy as we know it today.

For more information on NeoStem, please visit www.neostem.com and thechairmansblog.com/robin-l-smith.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the successful execution of the Company's business and medical strategy, including with respect to the development of AMR-001 and other cell therapies and its divestiture of its interest in Erye Pharmaceutical Co., about which no assurance can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on September 16, 2011 and in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.